UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2013

HCI GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	001-34126	20-5961396
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5300 West Cypress Street, Suite 100

Tampa, Florida 33607

(Address of principal executive offices, including zip code)

(813) 405-3600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 11, 2013, HCI Group, Inc. (the “Company”) completed the private offering of $100 million in aggregate principal amount of the Company’s 3.875% Convertible Senior Notes due 2019 (the “Notes”). The Company also granted to the initial purchasers an option to purchase up to an additional $15 million in aggregate principal amount of Notes. The Notes were issued by the Company to such initial purchasers in a private placement in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and were resold by such initial purchasers only to persons reasonably believed to be qualified, institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by such initial purchasers to the Company.

The Notes were issued pursuant to an Indenture, dated December 11, 2013 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee. The Indenture contains customary terms and covenants, including certain events of default after which the Notes may be due and payable immediately.

The Notes are senior unsecured obligations of the Company. The Notes bear interest semiannually at a rate of 3.875%, payable in cash in arrears on March 15 and September 15 of each year, beginning on March 15, 2014. The Notes mature on March 15, 2019, unless converted in accordance with their terms prior to such date. Prior to January 1, 2019, the Notes are convertible only upon the occurrence of specified events; thereafter, until maturity, the Notes will be convertible at any time. Upon conversion, the Notes may be settled, at the Company’s option, in cash, shares of the Company’s common stock or any combination thereof. Holders of the Notes have the right to require the Company to repurchase all or some of their Notes at 100% of their principal amount, plus any accrued and unpaid interest, upon the occurrence of a fundamental change (as defined in the Indenture). In addition, upon the occurrence of a make-whole fundamental change (as defined in the Indenture), the Company may, under certain circumstances, be required to increase the conversion rate for the Notes converted in connection with such a make-whole fundamental change. The conversion rate for the Notes is initially 16.0090 shares per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $62.47 per share of the Company’s common stock, and is subject to adjustment in certain circumstances pursuant to the Indenture. The Company does not have the right to redeem the Notes prior to maturity.

The Company used approximately $30 million of the net proceeds from the sale of the Notes to repurchase an aggregate of 622,751 shares of its common stock pursuant to a prepaid forward contract (the “Prepaid Forward Contract”) with Deutsche Bank AG, London Branch (“Deutsche Bank”). The Prepaid Forward Contract was executed on December 5, 2013 and became effective upon the closing of the sale of the Notes on December 11, 2013. Under the Prepaid Forward Contract, the repurchased shares are to be delivered over a settlement period in 2019. The Prepaid Forward Contract is subject to early settlement, in whole or in part, at any time prior to the final settlement date at the option of Deutsche Bank, as well as early settlement or settlement with alternative consideration in the event of certain corporate transactions. In the event the Company pays any cash dividends on its common stock, Deutsche Bank will pay an equivalent amount to the Company. The shares to be purchased under the Prepaid Forward Contract will be treated as retired as of the effective date of the Prepaid Forward Contract, but will remain outstanding for corporate law purposes, including for purposes of any future stockholder votes.

The description of the Indenture and the Prepaid Forward Contract contained herein is qualified in its entirety by reference to the Indenture and Prepaid Forward Contract, which are filed as Exhibit 4.1 and Exhibit 10.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are being filed herewith:

Exhibit Number	Description

4.1	Indenture, dated December 11, 2013, between HCI Group, Inc. and The Bank of New York Mellon Trust Company, N.A. (including Global Note).

10.1	Prepaid Forward Contract, dated December 5, 2013 and effective as of December 11, 2013, between HCI Group, Inc. and Deutsche Bank AG, London Branch.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 12, 2013

HCI GROUP, INC.

By:	/s/ Paresh Patel
Name: Paresh Patel
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

4.1	Indenture, dated December 11, 2013, between HCI Group, Inc. and The Bank of New York Mellon Trust Company, N.A. (including Global Note).

10.1	Prepaid Forward Contract, dated December 5, 2013 and effective as of December 11, 2013, between HCI Group, Inc. and Deutsche Bank AG, London Branch.

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